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                                June 2, 1998




Magellan Health Services, Inc.
3414 Peachtree Road N.E.
Suite 1400
Atlanta, Georgia 30326

Ladies and Gentlemen:

     We have acted as counsel to Magellan Health Services, Inc., a Delaware corporation ("the Company"), in connection with the Prospectus (the "Prospectus") that forms a part of the Registration Statement on Form S-4 (Commission File No. 333-49335) that was filed by the Company on April 3, 1998 with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration of the Company's 9% Series A Senior Subordinated Notes due 2008 (the "New Notes").

     All capitalized terms used herein without definition have the respective meanings specified in the Prospectus.

     You have requested our opinion with respect to the description contained in the Prospectus of the federal income tax consequences of the exchange (the "Exchange") of the New Notes for the Company's outstanding 9% Senior Subordinated Notes due 2008 (the "Old Notes"). We understand that our opinion will be attached as an Exhibit to the Registration Statement and that our opinion will be referred to in the Prospectus. We hereby consent to such use of our opinion.

     In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Prospectus. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We also have obtained such additional information and representations as we have deemed relevant and necessary.

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Magellan Health Services, Inc.
June 2, 1998
Page 2


     Based upon and subject to the foregoing, it is our opinion that the exchange of Old Notes for New Notes pursuant to the Exchange Offer will not constitute a material modification of the Old Notes and, therefore, such exchange will not constitute an exchange for federal income tax purposes. Accordingly, such exchange will have no federal income tax consequences to holders of Old Notes, either to those who exchange their Old Notes for New Notes or those who do not so exchange their Old Notes.

     The opinion expressed herein is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, as noted above, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us. Our opinion cannot be relied upon if any of the facts contained in such documents or such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate.

     Finally, our opinion is limited to the tax matters specifically discussed herein, and we have not been asked to address, nor have we addressed, any other tax consequences relating to the issuance or sale of the New Notes.

                                           Very truly yours,


                                           /s/ KING & SPALDING
                                           -----------------------------------
                                               King & Spalding